UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 4, 2012 (December 28, 2011)

CHESAPEAKE MIDSTREAM PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

Delaware	001-34831	80-0534394
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

900 N.W. 63rd Street

Oklahoma City, Oklahoma 73118

(Address of principal executive office) (Zip Code)

(405) 848-1500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement.

On December 28, 2011, Chesapeake MLP Operating, L.L.C. (“Buyer”), a wholly owned subsidiary of Chesapeake Midstream Partners, L.P. (the “Partnership”), entered into a Unit Purchase Agreement (the “Purchase Agreement”) with Chesapeake Midstream Operating, L.L.C. (“Seller”), Appalachia Midstream Services, L.L.C. (“AMS”), Chesapeake Midstream Development, L.P. (“CMD,” and together with Seller and AMS, the “Seller Parties”), and, for certain limited purposes, Chesapeake Midstream Management, L.L.C. (“CMM”) and the Partnership. Pursuant to the terms of the Purchase Agreement, Buyer agreed to acquire from Seller 1,000 units of AMS representing 100% of the issued and outstanding membership units of AMS (the “Acquisition”). All of the parties to the Acquisition and related agreements described herein (other than several of the gathering agreements) are subsidiaries or affiliates of Chesapeake Energy Corporation (“Chesapeake”).

Through AMS, the Partnership will operate fully and own an average of approximately 47% of an integrated system of gathering assets that consist of approximately 200 miles of gas gathering pipeline in the Marcellus Shale region in Pennsylvania and West Virginia. AMS operates the assets under 15-year fixed fee gathering agreements with Chesapeake and unrelated third-party producers. The gathering agreements include significant acreage dedications and annual fee redeterminations. In addition, CMD has committed to pay the Partnership quarterly the difference between the actual EBITDA from these assets if less than specified quarterly targets, up to $100 million total in 2012 and $150 million total in 2013.

The Acquisition closed on December 29, 2011, with an effective date of December 31, 2011. The purchase price for the Acquisition was approximately $865 million, subject to post-closing adjustments, which consisted of $600 million in cash and 9,791,605 common units representing limited partner interests in the Partnership (the “Units”), increasing Chesapeake’s limited partner ownership of the Partnership to 46.1%. The cash portion of the purchase price was financed with a draw on the Partnership’s revolving credit facility.

The Purchase Agreement contained customary representations and warranties, covenants and closing conditions. Pursuant to the Purchase Agreement and subject to specified limitations, the Seller Parties agreed to indemnify Buyer, its Affiliates (as defined in the Purchase Agreement), and the respective officers, directors, employees, partners, managers and members of any of the foregoing against certain losses resulting from any breach of any representations, warranties and covenants of the Seller Parties, and for certain other matters. The Buyer has agreed to indemnify the Seller Parties, their Affiliates (as defined in the Purchase Agreement), and the respective officers, directors, employees, partners, managers and members of any of the foregoing against certain losses resulting from any breach of any representations, warranties and covenants of the Buyer, and for certain other matters.

The foregoing summary is qualified in its entirety by reference to the Purchase Agreement, a copy of which is attached as Exhibit 2.1 to this Current Report on Form 8-K and incorporated in this Item 1.01 by reference.

Relationships

All of the parties to the Acquisition and related agreements described herein (other than several of the gathering agreements) are subsidiaries or affiliates of Chesapeake. The terms of the Acquisition and related agreements were approved by the Board of Directors of the General Partner of the Partnership and by the Board’s conflicts committee. The conflicts committee, a committee consisting of the independent members of the General Partner’s Board of Directors, retained independent legal and financial advisors to assist it in evaluating and negotiating the Acquisition. In approving the Acquisition, the conflicts committee based its decision in part on an opinion from the independent financial advisor that the consideration to be paid by the Partnership is fair, from a financial point of view, to the Partnership.

Section 2 – Financial Information

Item 2.01. Completion of Acquisition or Disposition of Assets.

The information set forth under Item 1.01 above with respect to the Acquisition is incorporated herein by reference.

Section 3 – Securities and Trading Markets

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 above with respect to the Units is incorporated herein by reference. The Units were issued to Chesapeake Midstream Holdings, L.L.C., a wholly owned subsidiary of Chesapeake, in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired.

The Partnership will file the financial statements required by this Item not later than 71 days after the date on which this

Form 8-K is required to be filed.

(b) Pro Forma Financial Information.

The Partnership will file the pro forma financial information required by this Item not later than 71 days after the date on which this Form 8-K is required to be filed.

(d) Exhibits.

See “Exhibit Index” attached to this Current Report on Form 8-K, which is incorporated by reference herein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHESAPEAKE MIDSTREAM PARTNERS, L.P.
	By:	Chesapeake Midstream GP, L.L.C., its general partner

Dated: January 4, 2012		By:	/s/ David C. Shiels
David C. Shiels
Chief Financial Officer

EXHIBIT INDEX

2.1*	Unit Purchase Agreement by and among Chesapeake MLP Operating, L.L.C., Chesapeake Midstream Operating, L.L.C., Chesapeake Midstream Development, L.P. and Appalachia Midstream Services, L.L.C., and, for certain limited purposes, Chesapeake Midstream Management, L.L.C. and Chesapeake Midstream Partners, L.P., dated December 28, 2011.

*	Pursuant to Item 601(b)(2) of Regulation S-K, the registrant agrees to furnish supplementally a copy of any omitted exhibit or schedule to the SEC upon request.